Exhibit 10.C


                          MANAGEMENT SERVICES AGREEMENT

     MANAGEMENT SERVICES AGREEMENT, dated as of ____________, 2001, by and among The FINOVA Group Inc. ("Finova" or the "Company"), a Delaware corporation, and Leucadia National Corporation, a New York corporation ("Leucadia" or "Manager").

     WHEREAS, certain management, general administrative and overhead functions have previously been performed for Finova by its own employees; and

     WHEREAS, Leucadia has the capability directly and through its subsidiaries and affiliates and third parties to provide those services to Finova; and

     WHEREAS, the directors of Finova have determined that it is in the best interests of Finova to obtain such services from Leucadia.

     It is hereby mutually agreed as follows:

     1) TERM. The term of this Management Agreement shall be five years commencing on ________, 2001 (the "Closing Date").

     2) COMPENSATION. For a period of five years, commencing on the Closing Date, Finova shall pay annually to Leucadia a management fee of $5 million, payable in immediately available funds (the "Management Fee"). The annual Management Fee shall be payable quarterly, in advance, at the beginning of each calendar quarter; PROVIDED HOWEVER that the first quarterly installment (in the amount of $1,250,000) shall be paid to Leucadia on the Closing Date; PROVIDED, FURTHER, HOWEVER, that if less than 90 days are left in such calendar quarter, the amount of such first payment shall be pro rated based on the number of days remaining in the quarter.

     3) PERSONNEL. Leucadia shall provide all personnel necessary to carry out the services specified herein. The number of personnel providing services at any one time and the number of hours such personnel devote to the services specified herein shall not be fixed but shall at times be adequate to properly and promptly perform and discharge the specified services.

     The personnel provided by Leucadia hereunder shall for all purposes be employees of Leucadia. Leucadia shall not be entitled to receive any additional compensation other than the payment set forth in paragraph 2, above. Without limiting the generality of the foregoing, the personnel provided by Leucadia hereunder shall not be entitled to receive from Finova direct reimbursement for compensation, travel, entertainment or employee benefit costs. Nothing herein shall prevent, however, any individual provided by Leucadia hereunder from becoming an elected or appointed officer or director of Finova and enjoying the benefit of any such position.
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     4) OFFICE SPACE, EQUIPMENT AND SUPPLIER, ETC. Finova shall provide to
Leucadia and its personnel provided hereunder office space, secretarial services, equipment and supplies, telephone, telefax and related support facilities to the extent available at Finova's regular work locations.

     5) SERVICES. In consideration for the compensation paid to Leucadia it shall perform and competently discharge the following services as requested by
Finova:

     (a) subject to their election by the Board of Directors:

               * providing the Chairman of the Company;
               * providing the President of the Company;

          and such other officers, if any, as shall be mutually determined between Leucadia and the Company;

     (b) providing the Treasury function of establishment and maintenance of certain banking and other similar financial relationships;

     (c) providing supervision of corporate wide management, sales, dispositions, acquisitions, and administration.

     6) COMPANY EXPENSES. Finova will continue to bear the cost and expense of its own employees, including their salary, travel, entertainment, other business and benefit expenses; rent for its normal business location(s); outside legal, audit or consulting services; stockholder expenses; dues and subscriptions for its employees; director fees and expenses, insurance and taxes; postage, messenger and freight costs; telephone and telecopier charges; printing and related expenses; and equipment, fixture, furniture, supplies and related expenses.

     (7) TERMINATION BY CORPORATION. In the event that Leucadia shall cease to beneficially own at least 20% of the equity of the Company on a fully diluted basis, either Leucadia or Finova may terminate this Agreement upon not less than 60 days prior written notice. However, such termination shall not relieve Finova of its obligation to pay to Leucadia the portion of the Management Fee, if any, that has been earned through the termination date but has not been paid to Leucadia as of the date of such termination. The remaining unpaid Management Fee shall be paid to Leucadia in one payment, in immediately available funds, upon the effective date of such termination.

     (8) GOVERNING LAW. This Agreement shall be governed in accordance with the laws of the State of New York.

     (9) ASSIGNMENT. Neither party may assign this Agreement or any of its rights or duties hereunder, except that Manager may assign this Agreement to any entity that is controlled by, controlling or under common control with Leucadia.

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     (10) NOTICES. Services of all notices, if any, under this Agreement shall be sufficient if given personally or sent by certified, registered mail, return receipt requested, or telefax to the addresses set forth below:

     If to Company, at:

          The FINOVA Group Inc.
          4800 North Scottsdale Road
          Scottsdale, Arizona 85251-7623
          Attention:  William Hallinan, Senior Vice-President,
                      General Counsel and Secretary
          Facsimile No.: (480) 636-4949

     with a copy (which shall not constitute notice) to:

          Gibson, Dunn & Crutcher LLP
          333 South Grand Avenue
          Los Angeles, California 90071-3197
          Attention: Andrew E. Bogen, Esq.
          Facsimile No.: (213) 229-7520

     If to Manager, at:

          Leucadia National Corporation
          315 Park Avenue South
          New York, New York  10010
          Attention: Joseph S. Steinberg, President
          Facsimile No.: (212) 598-4869

     with a copy (which shall not constitute notice) to:

          Weil, Gotshal & Manges LLP
          767 Fifth Avenue
          New York, New York  10153
          Attention: Stephen E. Jacobs, Esq.
          Facsimile No: (212) 310-8007

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration, delivery or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, telecopied and confirmed by telecopy answerback or three Business Days after the same shall have been deposited in the United States mail.

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     IN WITNESS WHEREOF, the parties hereto have caused this Management Services
Agreement to be duly executed on the date first written above.

                                        THE FINOVA GROUP INC.

                                        By____________________________


                                        LEUCADIA NATIONAL CORPORATION

                                        By____________________________


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